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February 23, 1998
                                                                    EXHIBIT 10.2

PERSONAL AND CONFIDENTIAL

Dr. Jeffrey McKelvy
275 Central Park West, #18B
New York, NY 10024

Dear Jeff:

I am pleased to extend the offer outlined below for you to become the Executive Vice President and Chief Scientific Officer of SIBIA Neurosciences, Inc. (the "Company"). You will have responsibility for leading the Company's R&D efforts, including technology development, drug discovery and product realisation. You will be expected to provide strategic direction with the goal of ensuring that the Company fully capitalises on its proprietary technology. It has been our sincere pleasure to work with you during the course of this important recruitment, and unanimously, the Board of Directors believes that you will be very successful as SIBIA's scientific leader, enhancing its future growth in revenues, earnings and shareholder value.

The terms of our offer are as follows:

1. TITLE OF POSITION: Executive Vice President and Chief Scientific Officer. You will also be appointed as a member of the Company's Board of Directors.

2.  SALARY: $20,833.33 per month ($250,000 per annum).

3. INITIAL BONUS: The amount of $30,000 will be paid to you on April 1, 1998 to compensate you for the loss of your 1997 bonus at Allelix. Of course your salary, bonus and any other compensation or payments will be subject to normal withholding.

4. STOCK OPTION GRANT: Upon acceptance of this offer and commencement of employment at SIBIA, the Board of Directors shall grant to you an option to acquire 100,000 shares of SIBIA common stock, which is about 1.07% of the Company's currently outstanding shares, under our 1996 Stock Option and Restricted Stock Plan (the "Stock Plan"). These shares shall vest at an annual rate of 25% over a period of four (4) years from the grant date. This stock option grant is intended as an incentive and also a recognition of the important role you are expected to play for the success of the Company. In the event you are promoted to President, an additional stock option grant will be awarded as determined by the Board of Directors. The stock option will be subject in all respects to the Stock Plan.

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Dr. Jeffrey McKelvy
February 23, 1998
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5.  ANNUAL CASH BONUS: You will be eligible to receive a discretionary cash bonus at 20% of base salary based upon successful achievement of personal and Company objectives. The Board of Directors will annually determine the amount of any cash bonus according to its determination of SIBIA's performance as well as your individual and team effort. Cash bonuses are generally determined and paid in April of each year, and bonus amounts are prorated for partial years of service greater than three months. Because you will commence employment after December 1997, you will not be eligible for a bonus under this paragraph until April 1999. However, in lieu thereof, you will receive an initial bonus in April 1998 as provided in paragraph 3.

6. LONG-TERM STOCK OPTION INCENTIVE PLAN: You will be eligible to receive annual discretionary stock option grants under the Stock Plan. The Board of Directors will annually determine the number of shares subject to any such options based upon its determination of SIBIA's performance as well as your individual and team effort. Such option grants generally vest over four (4) years, but may be subject to a different vesting schedule. Options are generally granted in April of each year, at the discretion of the Board of Directors.

7. VACATION: You will be entitled to four weeks (20 days) of vacation per year, to be used at your discretion so long as Company business is not impeded.

8. HEALTH INSURANCE AND OTHER BENEFITS: Upon joining SIBIA, the Company will enroll you in a health insurance plan for you and your family. Specifically, your benefits will include medical, dental, long term disability, life insurance, and sick leave, according to Company policy for its executives.

9. RELOCATION ASSISTANCE: The Company will provide you relocation assistance in the following manner: (i) SIBIA will offer a lump sum amount of $30,000 which will be paid to you after commencement of your employment at SIBIA. This amount is intended to include transportation of household and personal goods and relocation travel in addition to assisting you with temporary housing and other related relocation expenses. If SIBIA should pay any of these costs directly to vendors (e.g. rent, travel, moving company etc.), those payments will be deducted from the $30,000 amount paid to you. Please note also that this amount may be adjusted after itemised moving estimates are received, as approved by the Company; (ii) SIBIA will provide a housing loan of $100,000 to facilitate your acquiring a property in the San Diego area after commencement of your employment. Such loan will be paid out to you at the closing of your home purchase as long as you are then an employee of SIBIA. The principal and the interest associated with this loan shall be forgiven over a five year period, based upon the achievement of personal and corporate milestones determined by SIBIA. In case of termination, you will have to repay the then outstanding principal of the loan by no later than twelve (12) months following such termination. The loan will be secured by a second priority security interest in your purchased home, and you agree to execute such documents as we may request.

10. TERMINATION: Both SIBIA and you have the right to terminate your employment at any time for any reason or no reason, with or without cause and with or without notice. If your employment


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Dr. Jeffrey McKelvy
February 23, 1998
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    with SIBIA is terminated by the Company without cause, the Company agrees that the stock options granted to you as part of this employment offer to the extent then vested may be exercised by you within 30 days, and SIBIA shall: (i) pay you an amount equal to one year's base salary; and (ii) continue to pay your medical benefits under COBRA for one year's time; and (iii) pardon the portion of the loan referenced in paragraph 9 (capital and interest) for the period that you have spent with the Company including for the full year during which the termination occurs. Notwithstanding the foregoing, your right to receive the payments specified in the foregoing clauses (i) and (ii) and to be pardoned for such portion of the loan as specified in the foregoing clause (iii) shall be conditioned upon your execution of a full general release of any and all claims against SIBIA (other than claims under this paragraph 10) in such form as shall be provided by SIBIA.

11. CHANGE OF CONTROL PLAN: The Company's Change of Control Plan provides for the payment of certain benefits to its participants upon the occurrence of certain defined change of control events. As a Company executive, you will be entitled to benefits under the Change of Control plan in accordance with its terms. Among the benefits provided are: (i)cash bonuses of up to 20% of annual base salary, depending on the valuation of the Company at the time of the change of control; (ii) acceleration of vesting of certain stock options granted to each participant; (iii) severance payments of up to two times annual base salary; and (iv) the payment of health insurance premiums and outplacement expenses incurred upon a change of control.

12. PATENT/CONFIDENTIALITY AGREEMENT: Our standard form of
    Patent/Confidentiality Agreement will need to be executed by you as part of your employment with SIBIA.

13. You agree that subsequent to the execution by you of this letter, (i) you will not improperly use or disclose any confidential information, trade secrets or other proprietary information of any third party, including but not limited to any former employer, and (ii) you will not bring onto SIBIA's premises any unpublished documents or property of any third party, including but not limited to any former employer. Further, you hereby represent that by executing this letter and commencing employment with SIBIA, you have not breached any agreement with any third party, including but not limited to any employer or former employer. Subject to the foregoing, SIBIA will indemnify you for any damages or costs (including reasonable attorneys fees) incurred by you as a result of any claim by Allelix arising out of or relating to the execution of this letter and your commencement of employment with SIBIA.

14. BEGINNING OF EMPLOYMENT AT SIBIA: As soon as possible subject to your obligations to Allelix, but in any event not more than ninety (90) days after the date this letter is executed by you.

This letter contains the entire agreement between the parties. It supersedes any and all other agreements, either oral or in writing, between you and SIBIA with respect to your employment by SIBIA. SIBIA and you both acknowledge that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and acknowledge that no other agreement, statement or promise not


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Dr. Jeffrey McKelvy
February 23, 1998
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contained in this letter agreement shall be valid or binding. This letter agreement may not be modified by oral agreement, or course of conduct, but only by an agreement in writing signed by the President of SIBIA and you.

Jeff, it has been our pleasure to make your acquaintance during the course of our recruitment for this position. We have full confidence in your ability to be an extraordinarily successful Chief Scientific Officer and leader at SIBIA and we look forward to working with you in the very near future.

Yours very sincerely,

/s/ William T. Comer

William T. Comer, Ph.D.
President and CEO

Agreed to and Accepted by:



/s/ Jeffrey McKelvy                         February 24, 1998
------------------                          Date
Jeffrey McKelvy